EXHIBIT 10.12
PG&E CORPORATION
 2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AWARD - FINANCIAL
PG&E CORPORATION, a California corporation, hereby grants Performance Shares to the Recipient named below.  The Performance Shares have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the "LTIP").  The terms and conditions of the Performance Shares are set forth in this cover sheet and the attached Performance Share Agreement (the "Agreement").
Date of Grant: March 1, 2016
Name of Recipient: ANTHONY F. EARLEY, JR.
Recipient's Participant ID: XXXXXXXX
Number of Performance Shares: 70,582

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement.  You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement.  You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Performance Shares dated March 1, 2016, and any supplements to that Prospectus.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION 2014
 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT- FINANCIAL
The LTIP and Other Agreements
This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Performance Shares, subject to the terms of the LTIP.  Any prior agreements, commitments or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP will govern.  Capitalized terms that are not defined in this Agreement are defined in the LTIP. In the event of any conflict between the provisions of this Agreement and the PG&E Corporation 2012 Officer Severance Policy, this Agreement will govern.  The LTIP provides the Committee with discretion to adjust the performance award formula.

For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Performance Shares
PG&E Corporation grants you the number of Performance Shares shown on the cover sheet of this Agreement (the "Performance Shares").  The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Performance Shares Settlement in Shares/ Performance Goals
As long as you remain employed with PG&E Corporation, the Performance Shares will vest upon, and to the extent of, the Committee's certification of the extent to which performance goals have been attained for this award, which certification will occur on or after January 1 but before March 15 of the third year following the calendar year of grant specified in the cover sheet (the "Vesting Date").  Except as described below, all Performance Shares that have not vested will be cancelled upon termination of your employment.

Vested Performance Shares will be settled in shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. The number of shares you are entitled to receive will be calculated by multiplying the number of vested Performance Shares by the "rounded payout percentage" determined as follows (except as set forth elsewhere in this Agreement), rounded to the nearest whole number:

Upon the Vesting Date, PG&E Corporation's total shareholder return ("TSR") will be compared to the TSR of the fourteen other companies in PG&E Corporation's comparator group[1] for the prior three calendar years, consisting of 2016, 2017, and 2018 (the "Performance Period").[1]  Subject to rounding considerations, if PG&E Corporation's TSR falls below the 25th percentile of the comparator group the payout percentage will be 0%; if PG&E Corporation's TSR is at the 25th percentile, the payout percentage will be 25%; if PG&E Corporation's TSR is at the 60th percentile, the payout percentage will be 100%; and if PG&E Corporation's TSR is in the 90th percentile or higher, the payout percentage will be 200%.  If PG&E Corporation's TSR performance is between the 25th percentile and the target, or between the target and the 90th percentile, the rounded payout percentage is determined by straight-line interpolation between the performance percentile associated with each comparator rank and between the rounded payouts associated with each performance percentile (including the 25th, 60th, and 90th percentiles) as shown in above table, rounded down to the nearest whole number.  The following table sets forth the rounded payout percentages for the TSR rankings that could be achieved by companies within the comparator group:

Number of Companies in
Total (Excluding PG&E Corporation)   - 14
                                                       Performance                  Rounded
                                Rank                Percentile                        Payout

                                  1                        100%                             200%
                                   2                          93%                             200%
                                                              90%                             200%
                                  3                          86%                             186%
                                  4                          79%                             162%
                                  5                          71%                             138%
                                  6                          64%                             114%
                                                               60%                             100%
                                  7                          57%                              94%
                                  8                          50%                              79%
                                  9                          43%                              63%
                                10                          36%                              48%
                                11                          29%                              33%
                                                               25%                              25%
                                12                          21%                                0%
                                 13                          14%                                0%
                                14                           7%                                 0%

The payout percentage, if any, will be determined as soon as practicable following the date that the Committee (or a subcommittee of that Committee) or an equivalent body certifies the extent to which performance goals have been attained, pursuant to Section 10.5(a) of the LTIP.  PG&E Corporation will issue shares as soon as practicable after such determination, but no earlier than the Vesting Date, and not later than March 15 of the calendar year following completion of the Performance Period.

(1) The current Performance Comparator Group consists of the following companies:  Ameren Corporation, American Electric Power, CMS Energy, Consolidated Edison, Inc., DTE Energy, Duke Energy, Edison International, Eversource Energy, NiSource, Inc., Pinnacle West Capital, SCANA Corp., Southern Company, Wisconsin Energy Corporation, and Xcel Energy, Inc.  PG&E Corporation reserves the right to change the companies comprising the comparator group and the resulting payout percentage table in accordance with the rules established by PG&E Corporation in connection with this award.

(2) PG&E Corporation's TSR performance is measured by the value of stock price appreciation and dividends paid and reinvested, relative to companies in the Performance Comparator Group.  For these purposes, average share price will be measured by comparing the average per share closing price of PG&E Corporation common stock during the 20 trading days before the beginning and the end of the Performance Period.

Dividends
Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement will be accrued on your behalf.  If you receive a Performance Share settlement in accordance with the preceding paragraph, at that same time you also will receive a cash payment equal to the amount of any dividends accrued with respect to your Performance Shares over the Performance Period multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Voluntary Termination
If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date (other than for Retirement), all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited.

Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited.

For these purposes, "cause" means when PG&E Corporation, acting in good faith based upon information then known to it, determines that you have engaged in, committed, or are responsible for, (1) serious misconduct, gross negligence, theft, or fraud against PG&E Corporation and/or its affiliates, (2) refusal or unwillingness to perform your duties; (3) inappropriate conduct in violation of PG&E Corporation's equal employment opportunity policy; (4) conduct which reflects adversely upon, or making any remarks disparaging of, PG&E Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries; (5) insubordination; (6) any willful act that is likely to have the effect of injuring the reputation, business, or business relationships of PG&E Corporation or its subsidiaries or affiliates; (7) violation of any fiduciary duty; or (8) breach of any duty of loyalty.

Termination other than for Cause
Upon your termination (other than termination for cause, voluntary termination, Retirement, termination due to death or Disability, or termination in connection with a Change in Control) the number of vested Performance Shares will equal the number of Performance Shares subject to this Agreement, multiplied by the number of your days of service with PG&E Corporation in the vesting period (through the date of termination), divided by the potential number of days of service in the vesting period.  All other outstanding Performance Shares  will be cancelled, and any associated accrued dividends forfeited, upon such termination. Your vested Performance Shares will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Retirement
If you retire before the Vesting Date, your outstanding Performance Shares will continue to vest as though your employment had continued and will be settled, if at all, as soon as practicable following the Vesting Date and no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applicable to active employees.  At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.   Your termination of employment will be considered a Retirement if you are age 55 or older on the date of termination (other than termination for cause) and if you were employed by PG&E Corporation for at least five consecutive years ending on the date of termination of your employment.

Death/Disability
If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares will vest immediately and will be settled, if at all, as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period based on the same payout percentage applied to active employees.  At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Termination Due to Disposition of Subsidiary
If your employment is terminated (other than for cause, your voluntary termination, or Retirement) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended, or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, then your outstanding Performance Shares will vest and be settled in the same manner as for a "Termination other than for Cause" described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without your consent, either assume or continue PG&E Corporation's rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement.

If the Acquiror assumes or continues PG&E Corporation's rights and obligations under this Agreement or substitutes a substantially equivalent award, TSR will be calculated by combining (a) the TSR of PG&E Corporation for the period from January 1 of the year of grant to the date of the Change in Control, and (b) the TSR of the Acquiror from the date of the Change in Control to the last day of the Performance Period.   The number of shares, if any, you are entitled to receive upon settlement of the assumed, continued or substituted Performance Share award will be determined based on the rounded payout percentage reflected in the table set forth above for the highest percentile TSR performance met or exceeded when calculated on that basis, and considering any adjustments to the comparator group. Settlement will occur as soon as practicable after the Vesting Date and no later than March 15 of the year following completion of the Performance Period.  At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares over the Performance Period multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

If the Change in Control of PG&E Corporation occurs before the Vesting Date, and if this award is neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement, all of your outstanding Performance Shares will vest and become nonforfeitable on the date of the Change in Control.  Such vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date and no later than March 15 of the year following completion of the Performance Period.  The payout percentage, if any, will be based on TSR for the period from January 1 of the year of grant to the date of the Change in Control compared to the TSR of the other companies in PG&E Corporation's comparator group for the same period. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the date of the Change in Control multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Termination In Connection with a Change in Control
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within two years following the Change in Control, all of your outstanding Performance Shares (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this award) will vest and become nonforfeitable on the date of termination of your employment.

If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Performance Shares will vest in full and become nonforfeitable (including the portion that you would have otherwise forfeited based on the proration of vested Performance Shares through the date of termination of your employment) as of the date of the Change in Control.

Your vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date and no later than March 15 of the year following completion of the Performance Period, based on the same payout percentage applied to active employees (determined consistent with the method decribed above under "Change in Control").  At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any. PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of your Performance Shares will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Performance Shares determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax ("Withholding Taxes").  If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed.  If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment.  See above under "Voluntary Termination."

PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation.  Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.